Hercules Incorporated
Consolidated Statement of Income         (Dollars in millions, except per share)



                                                                    Year Ended December 31,

                                                                                       1998              1997           1996
                                                                                       ----              ----           ----

Net sales                                                                            $2,145            $1,866        $ 2,060

Cost of sales                                                                         1,287             1,169          1,320
Selling, general, and administrative expenses                                           399               251            262
Research and development                                                                 61                53             56
Purchased in-process research and development (Note 14)                                 130                --             --
Other operating expenses (income), net (Note 15)                                         76               165            (19)
                                                                                     ------            ------        -------
Profit from operations                                                                  192               228            441

Equity in income of affiliated companies                                                 10                30             53
Interest and debt expense (Note 16)                                                     103                39             35
Other income (expense), net (Note 17)                                                  (22)               374             26
                                                                                     ------            ------        -------
Income before income taxes and effect of change in accounting principle                  77               593            485
Provision for income taxes (Note 18)                                                     68               269            160
                                                                                     ------            ------        -------

Income before effect of change in accounting principle                                    9               324            325

Effect of change in accounting principle (Note 23)                                       --                (5)            --
                                                                                     ------            ------        -------

Net income                                                                           $    9            $  319        $   325
                                                                                     ======            ======        =======

Earnings per share (Note 19)

Basic:
        Earnings before effect of change in accounting principle                     $  .10            $ 3.27        $  3.10
        Effect of change in accounting principle                                         --              (.05)            --
                                                                                     ------            ------        -------

        Earnings per share                                                           $  .10            $ 3.22        $  3.10
                                                                                     ======            ======        =======

Diluted:

        Earnings before effect of change in accounting principle                     $  .10            $ 3.18        $  2.98
        Effect of change in accounting principle                                         --              (.05)            --
                                                                                     ------            ------        -------

        Earnings per share                                                           $  .10            $ 3.13        $  2.98
                                                                                     ======            ======        =======




The accompanying accounting policies and notes are an integral part of the consolidated financial statements.

Hercules Incorporated
Consolidated Balance Sheet                                 (Dollars in millions)


                                                                                        December 31,
                                                                                                1998                  1997
                                                                                                ----                  ----

ASSETS

Current assets
        Cash and cash equivalents                                                           $     68               $    17
        Accounts receivable, net (Note 2)                                                        663                   389
        Inventories (Note 3)                                                                     416                   234
        Deferred income taxes (Note 18)                                                           93                    49
                                                                                              ------                ------
        Total current assets                                                                   1,240                   689

Property, plant, and equipment, net (Note 12)                                                  1,438                   687
Investments (Note 4)                                                                              51                   615
Goodwill (net of accumulated amortization - 1998, $28; 1997, $12)                              2,356                    41
Other intangible assets (net of accumulated amortization -  1998, $22; 1997, $15)                192                     3
Prepaid pension (Note 13)                                                                        218                   216
Deferred charges and other assets                                                                338                   160
                                                                                              ------                ------
Total assets                                                                                  $5,833                $2,411
                                                                                              ======                ======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
        Accounts payable                                                                      $  270                $  116
        Short-term debt (Note 5)                                                                 566                   275
        Accrued expenses (Note 12)                                                               481                   408
                                                                                              ------                ------
        Total current liabilities                                                              1,317                   799

Long-term debt (Note 6)                                                                        3,096                   419
Deferred income taxes (Note 18)                                                                  225                   160
Other postretirement benefits (Note 13)                                                          136                   139
Deferred credits and other liabilities                                                           300                   204
                                                                                              ------                ------
        Total liabilities                                                                      5,074                 1,721

Company-obligated preferred securities of subsidiary trust (Note 7)                              200                    --

Stockholders' equity
Series preferred stock (Note 8)                                                                   --                    --
Common stock, $25/48 par value (Note 9)
        (shares issued: 1998 - 154,823,496; 1997 - 154,357,015)                                     81                    80
Additional paid-in capital                                                                       504                   504
Unearned compensation (Note 10)                                                                (130)                    --
Foreign currency translation adjustment                                                         (13)                   (2)
Retained earnings                                                                              2,068                 2,163
                                                                                              ------                ------
                                                                                               2,510                 2,745

Reacquired stock, at cost (shares: 1998 - 53,995,692; 1997 - 58,289,376)                       1,951                 2,055
                                                                                              ------                ------
        Total stockholders' equity                                                               559                   690
                                                                                              ------                ------
Total liabilities and stockholders' equity                                                    $5,833                $2,411
                                                                                              ======                ======


The accompanying accounting policies and notes are an integral part of the consolidated financial statements.

Hercules Incorporated
Consolidated Statement of Cash Flow                        (Dollars in millions)

                                                                                             Year Ended December 31,
                                                                                    1998              1997              1996
                                                                                    ----              ----              ----
CASH FLOW FROM OPERATING ACTIVITIES:
NET INCOME                                                                         $   9             $ 319             $ 325
Adjustments to reconcile net income to net cash provided from operations:
         Depreciation                                                                 86                73               106
         Amortization                                                                 22                 3                 2
         Write-off in-process research and development                               130                --                --
         Nonoperating gain on disposals                                             (23)             (398)              (22)
         Noncash charges (credits)                                                    38                92              (26)
         Other                                                                       (6)                15                 5
         Accruals and deferrals of cash receipts and payments:
                  Affiliates' earnings in excess of dividends received               (6)              (25)              (25)
                  Accounts receivable                                                 26              (41)                 6
                  Inventories                                                       (14)               (6)              (17)
                  Accounts payable and accrued expenses                             (72)               137              (83)
                  Noncurrent assets and liabilities                                  (9)                18              (46)
                                                                                 -------             -----             -----
                           Net cash provided by operations                           181               187               225
                                                                                 -------             -----             -----

CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures                                                               (157)             (119)             (120)
Proceeds of investment and fixed asset disposals                                     600               295               196
Acquisitions, net of cash acquired                                               (3,109)                --                --
Other                                                                               (25)              (34)               (6)
                                                                                 -------             -----             -----
                           Net cash (used in) provided by investing activities   (2,691)               142                70
                                                                                 -------             -----             -----


CASH FLOW FROM FINANCING ACTIVITIES:
Long-term debt proceeds                                                            3,111               343                75
Long-term debt repayments                                                          (247)             (130)              (27)
Change in short-term debt                                                          (228)              (35)               112
Payment of debt issuance costs and underwriting fees                                (66)                --                --
Proceeds from trust preferred securities                                             200                --                --
Common stock issued                                                                   10                38                15
Common stock reacquired                                                            (114)             (458)             (417)
Dividends paid                                                                     (104)              (98)              (95)
                                                                                 -------             -----             -----
                           Net cash provided by (used in) financing activities     2,562             (340)             (337)
Effect of exchange rate changes on cash                                           (   1)               (2)               (1)
                                                                                 -------             -----             -----
Net increase (decrease) in cash and cash equivalents                                  51              (13)              (43)
Cash and cash equivalents at beginning of year                                        17                30                73
                                                                                 -------             -----             -----
Cash and cash equivalents at end of year                                         $    68             $  17             $  30
                                                                                 =======             =====             =====


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
         Interest (net of amount capitalized)                                       $100              $ 37              $ 30
         Income taxes paid, net                                                      117               152               190
Noncash investing and financing activities:
         Conversion of notes and debentures                                            8                31                 1
         ESOP and incentive plan stock issuances                                     196                15                14
         Accounts payable for common stock acquisitions                               --                 5                 8
         Investment in unconsolidated affiliates                                      --                --                 1
         Investment in long-term notes                                                --               504                --
         Accounts receivable from sale of investment/asset disposals                  --                 8                 9
         Assumed debt of acquired businesses                                         307                --                --

The accompanying accounting policies and notes are an integral part of the consolidated financial statements.

Hercules Incorporated
Consolidated Statement of Stockholders' Equity             (Dollars in millions)


                                                                                     Unearned
                                                                Common      Paid-In   Compen-     Translation   Retained  Reacquired
                                                                 Stock      Capital   sation       Adjustment   Earnings    Stock
Balances at January 1, 1996                                       $79         $472          --            $75    $1,712      $1,256
  (Common shares: issued 151,663,465; reacquired, 43,176,841)
Net income                                                         --           --          --             --       325          --
Cash dividends, $.92 per common share                              --           --          --             --       (95)         --
Foreign currency translation adjustment                            --           --          --           (30)        --          --
Purchase of common stock, 7,970,784 shares                         --           --          --             --        --         425
Issuance of common stock:
        Incentive plans, net, 844,751 shares
        including 281,063 from reacquired stock                    --           20          --             --        --         (9)
        Conversion of notes and debentures,
        41,923 shares                                              --            1          --             --        --          --

-----------------------------------------------------------------------------------------------------------------------------------

Balances at December 31, 1996                                     $79         $493           --           $45    $1,942      $1,672
  (Common shares: issued 152,269,076; reacquired, 50,866,562)
Net income                                                         --           --           --            --       319          --
Cash dividends, $1.00 per common share                             --           --           --            --      (98)          --
Foreign currency translation adjustment                            --           --           --          (47)        --          --
Purchase of common stock, 9,536,619 shares                         --           --           --            --        --         455
Issuance of common stock:
        Incentive plans, net, 2,113,805 shares
        from reacquired stock                                      --         (19)           --            --        --        (72)
        Conversion of notes and debentures,
        2,087,939 shares                                            1           30           --            --        --          --

-----------------------------------------------------------------------------------------------------------------------------------

Balances at December 31, 1997                                     $80         $504           --          $(2)    $2,163      $2,055
  (Common shares: issued 154,357,015; reacquired, 58,289,376)
Net income                                                         --           --           --            --         9          --
Cash dividends, $1.08 per common share                             --           --           --            --     (104)          --
Foreign currency translation adjustment                            --           --           --          (11)        --          --
Purchase of common stock, 2,361,390 shares                         --           --           --            --        --         109
Issuance of common stock:
        Incentive plans, net, 764,201 shares
        from reacquired stock                                      --          (7)           --            --        --        (27)
        ESOP, 5,890,873 shares from reacquired
        stock                                                      --           --        (130)            --        --       (186)
        Conversion of notes and debentures,
        466,481 shares                                              1            7           --            --        --          --

-----------------------------------------------------------------------------------------------------------------------------------

Balances at December 31, 1998                                     $81         $504       $(130)         $(13)    $2,068      $1,951
  (Common shares: issued 154,823,496; reacquired, 53,995,692)

The accompanying accounting policies and notes are an integral part of the consolidated financial statements.

Hercules Incorporated
Consolidated Statement of Comprehensive Income             (Dollars in millions)

                                                                                                Year Ended December 31,
                                                                                             1998         1997       1996
                                                                                             ----         ----       ----
Net Income                                                                                   $  9         $319       $325
Foreign currency translation, net of tax                                                      (11)         (47)       (30)
                                                                                             ----         ----       ----
Comprehensive income (loss)                                                                  $ (2)        $272       $295
                                                                                             ====         ====       ====

The accompanying accounting policies and notes are an integral part of the consolidated financial statements.

Hercules Incorporated
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Hercules Incorporated and all majority-owned subsidiaries. Following the acquisition of BetzDearborn, the company continued BetzDearborn's practice of using a November 30 fiscal year-end for all former BetzDearborn non-U.S. subsidiaries, excluding Canada, to expedite the year-end closing process. Investments in affiliated companies with a 20% or greater ownership interest are accounted for on an equity basis and, accordingly, consolidated income includes Hercules' share of their income.

USE OF ESTIMATES

Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

ENVIRONMENTAL EXPENDITURES

Environmental expenditures that pertain to current operations or future revenues are expensed or capitalized according to the company's capitalization policy. Expenditures for remediation of an existing condition caused by past operations that do not contribute to current or future revenues are expensed. Liabilities are recognized for remedial activities when the cleanup is probable and the cost can be reasonably estimated.

CASH AND CASH EQUIVALENTS

Cash in excess of operating requirements is invested in short-term, income-producing instruments. Cash equivalents include commercial paper and other securities with original maturities of 90 days or less. Book value approximates fair value because of the short maturity of those instruments.

INVENTORIES

Inventories are stated at the lower of cost or market. Domestic inventories are valued predominantly on the last-in, first-out (LIFO) method. Foreign and certain domestic inventories, which in the aggregate represent 67% of total inventories at December 31, 1998, are valued principally on the average-cost method.

PROPERTY AND DEPRECIATION

Property, plant, and equipment are stated at cost. The company changed to the straight-line method of depreciation, effective January 1, 1991, for newly acquired processing facilities and equipment. Assets acquired before then continue to be depreciated by accelerated methods. The company believes straight-line depreciation provides a better matching of costs and revenues over the lives of the assets. The estimated useful lives of depreciable assets are as follows: buildings - 30 years; plant, machinery and equipment - 15 years; other machinery and equipment - 3 to 15 years.

Maintenance, repairs, and minor renewals are charged to income; major renewals and betterments are capitalized. Upon normal retirement or replacement, the cost of property (less proceeds of sale or salvage) is charged to income.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and Other intangible assets are amortized on a straight-line basis over the estimated future periods to be benefited, generally 40 years for goodwill and 5 to 15 years for other intangible assets.

LONG-LIVED ASSETS

The company reviews its long-lived assets, including goodwill and other intangibles, for impairment on an exception basis whenever events or changes in circumstances indicate carrying amounts of the assets may not be recoverable through future cash flows. If an impairment loss has occurred based on expected future cash flows (undiscounted), the loss is recognized in the income statement. The amount of the impairment loss is the excess of the carrying amount of the impaired asset over the fair value of the asset. The fair value represents expected future cash flows from the use of the assets, discounted at the rate used to evaluate potential investments.

FOREIGN CURRENCY TRANSLATION

With the exception of operations in countries with highly inflationary economies, the financial statements of Hercules' non-U.S. entities are translated into U.S. dollars using current rates of exchange, with gains or losses included in the foreign currency translation adjustment account in the stockholders' equity section of the balance sheet. The related allocation for income taxes is not significant. For operations in countries with highly inflationary economies, financial statements are translated at either current or historical exchange rates, as appropriate. These adjustments, along with gains and losses on currency transactions (denominated in currencies other than local currency), are reflected in net income.

FINANCIAL INSTRUMENTS AND HEDGING

Derivative financial instruments are used to hedge risk caused by fluctuating currency and interest rates. The company enters into forward-exchange contracts and currency swaps to hedge foreign currency exposure. Decisions regarding hedging are made on a case-by-case basis, taking into consideration the amount and duration of the exposure, market volatility, and economic trends. The company uses the fair-value method of accounting, recording realized and unrealized gains and losses on these contracts quarterly. They are included in other income (expense), net, except for gains and losses on contracts to hedge specific foreign currency commitments, which are deferred and accounted for as part of the transaction. Gains or losses on contracts used to hedge the value of investments in certain non-U.S. subsidiaries are accounted for under the deferral method and are included in the foreign currency translation adjustment account. It is the company's policy to match the term of financial instruments with the term of the underlying designated item. If the designated item is an anticipated transaction no longer likely to occur, gains or losses from the instrument designated as a hedge are recognized in current period earnings. The company does not hold or issue financial instruments for trading purposes. In the Consolidated Statement of Cash Flow, the company reports the cash flows resulting from its hedging activities in the same category as the related item that is being hedged. Net investment hedges, requiring cash receipts or payments from borrowed foreign currencies not identified with any specific cash flows, are classified as financing activities.

The company uses interest rate swap agreements to manage interest costs and risks associated with changing rates. The differential to be paid or received is accrued as interest rates change and is recognized in interest expense over the life of the agreements. Counterparties to the forward exchange, currency swap, and interest rate swap contracts are major financial institutions. Credit loss from counterparty nonperformance is not anticipated.

STOCK-BASED COMPENSATION

Compensation costs attributable to stock option and similar plans are recognized based on any difference between the quoted market price of the stock on the date of grant over the amount the employee is required to pay to acquire the stock (the intrinsic-value method under Accounting Principles Board [APB] Opinion 25). Such amount, if any, is accrued over the related vesting period, as appropriate. Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation," requires companies electing to continue to use the intrinsic-value method to make pro forma disclosures of net income and earnings per share as if the fair-value-based method of accounting had been applied.

NEW ACCOUNTING STANDARDS

Effective January 1, 1998, the company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. This statement requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in the financial statements and displayed with the same prominence as other financial statements. In 1998, the company adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." (See Note 24).

PENDING ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for fiscal years beginning after June 15, 1999. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction. For fair-value hedge transactions in which the company is hedging changes in the fair value of an asset, liability, or firm commitment, changes in the fair value of the derivative instrument will generally be offset in the income statement by changes in the hedged item's fair value. For cash-flow hedge transactions, in which the company is hedging the variability of cash flows related to a variable-rate asset, liability, or a forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income. Gains and losses on the derivative instrument that are reported in other comprehensive income will be reclassified as earnings in periods in which earnings are impacted by the variability of the cash flows of the hedged item. The ineffective portion of all hedges will be recognized in current-period earnings.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 provides guidance on the capitalization and amortization of costs of computer software developed or obtained for internal use, and is effective for fiscal years beginning after December 15, 1998. The company is currently capitalizing the design and implementation costs of its ongoing enterprise-wide software installation program.

 The company is currently evaluating the impact that these statements will have on its results of operations or financial position.


RECLASSIFICATIONS

Certain amounts in the 1997 and 1996 consolidated financial statements and notes have been reclassified to conform to the 1998 presentation.

Hercules Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      ACQUISITIONS

All acquisitions have been accounted for under the purchase method. The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition.

BetzDearborn - On October 15, 1998, the company acquired all of the outstanding shares of BetzDearborn Inc., a global specialty chemical company engaged in the treatment of water and industrial process systems, for $2,235 million in cash and $186 million in common stock exchanged for the shares held by the BetzDearborn ESOP Trust. In addition, the company assumed debt with a fair value of $117 million and repaid $557 million of other long-term debt held by BetzDearborn. This acquisition was financed with borrowings under a $3,650 million credit facility with a syndicate of banks. (See Note 6.)

The purchase price was allocated to the estimated fair value of net assets acquired, with the excess of $2,074 million recorded as goodwill, which is being amortized over its estimated useful life of 40 years. Additionally, based on an independent appraisal, approximately $130 million of the purchase price was allocated to purchased in-process research and development and was charged to expense at the date of acquisition. (See Note 14.)

As of the acquisition date, the company began to formulate plans to combine the operations of BetzDearborn and Hercules. It formed a program office, engaged outside consultants and established several functional integration teams to formulate and implement the plan and capture anticipated synergies. At December 31, 1998, the company had identified and approved various actions such as personnel reductions, consolidation of operations and support functions, closure of redundant or inefficient offices and facilities, and relocation of former BetzDearborn employees. Accordingly, the company has included a $94 million liability as part of the purchase price allocation. The liability includes approximately $78 million related to employee termination benefits for approximately 850 BetzDearborn manufacturing, technical, sales and marketing, administrative and support personnel worldwide. Also included is $16 million for office and facility closures, relocation of BetzDearborn employees and other related exit costs. Through December 31, 1998, the company paid $5 million of termination benefits for approximately 130 redundancies, and the remaining liability is $89 million.

The purchase price allocation for BetzDearborn is a preliminary allocation and the goodwill recorded is subject to further adjustment resulting primarily from the completion of the integration and exit plans, which could result in additional liabilities; adjustments to the fair value of the net assets acquired; and, the resolution of pre-acquisition contingencies, primarily legal matters and product liabilities, net of any related tax effects. The allocation of the purchase price is expected to be completed in 1999.

FiberVisions L.L.C. - In July 1998, the company completed the acquisition of the 49% share of FiberVisions L.L.C. owned by its joint venture partner Jacob Holm & Sons A/S for approximately $230 million in cash, plus assumed debt of $188 million. The allocation of the purchase price resulted in $188 million of goodwill, which is being amortized over its estimated useful life of 40 years.

The following unaudited pro forma information presents a summary of consolidated results of operations of the company as if the BetzDearborn and FiberVisions acquisitions had occurred at the beginning of each of the periods presented below:

                                                                                                Years Ended December 31,
                                                                                                           1998               1997
                                                                                                           ----               ----
Net Sales                                                                                                $3,276             $3,366
Income (loss) before effect of change in accounting
        principle                                                                                          (70)                237
Net income (loss)                                                                                          (70)                226

Net Earnings per share:
Basic
        Earnings before effect of change in accounting
        principle                                                                                        $(.69)              $2.25
        Earnings per share                                                                                (.69)               2.15
Diluted
        Earnings before effect of change in accounting
        principle                                                                                        $(.69)              $2.21
        Earnings per share                                                                                (.69)               2.11

The pro forma results of operations are for comparative purposes only and reflect increased amortization and interest expense resulting from the acquisitions described above, but do not include any potential cost savings from combining the acquired businesses with the company's operations. Consequently, the pro forma results do not reflect the actual results of operations had the acquisitions occurred on the dates indicated, and are not intended to be a projection of future results or trends.

Other - The company also made three other acquisitions in 1998 for an aggregate purchase price of approximately $105 million in cash. These acquisitions included the worldwide paper chemicals group of Houghton International, Inc. and Citrus Colloids Ltd., a pectin manufacturer, in April 1998, and Alliance Technical Products, Ltd., a rosin dispersions company, in September 1998. Allocations of the purchase prices for these acquisitions resulted in approximately $67 million of goodwill, which is being amortized over estimated useful lives ranging from 30 to 40 years.

2.       ACCOUNTS RECEIVABLE, NET

Accounts receivable, net, consists of:                                                       (Dollars in millions)
                                                                                                          1998            1997
                                                                                                          ----            ----
         Trade                                                                                            $598            $285
         Other                                                                                              78             107
                                                                                                          ----            ----
              Total                                                                                        676             392
         Less allowance for doubtful accounts                                                               13               3
                                                                                                          ----            ----
                                                                                                          $663            $389
                                                                                                          ====            ====

At December 31, 1998, net trade accounts receivable from customers located in the United States, Europe, the Americas, and Asia were $404 million, $150 million, $24 million, and $7 million, respectively.

3.       INVENTORIES

The components of inventories are:                                                            (Dollars in millions)
                                                                                                 1998                   1997
                                                                                                 ----                   ----
         Finished products                                                                       $218                   $121
         Materials, supplies, and work in process                                                 198                    113
                                                                                                 ----                   ----
                                                                                                 $416                   $234
                                                                                                 ====                   ====

Inventories valued on the LIFO method were lower than if valued under the average-cost method, which approximates current cost, by $33 million and $37 million at December 31, 1998 and 1997, respectively.

4.       INVESTMENTS

Total equity investments in affiliated companies were $9 million at December 31, 1998, and $21 million at December 31, 1997. Dividends received from affiliated companies were $0 in 1998 and 1997, and $11 million in 1996.

Other investments, at cost or less, were $42 million and $594 million at December 31, 1998 and 1997, respectively. Included in these amounts are non-current marketable securities aggregating $31 million and $81 million for the corresponding years, classified as "available for sale." The value of these investments, based on market quotes, approximates book values. At December 31, 1997, investments also included a $500 million 6.2% interest-bearing five-year note (the Tastemaker note), which was sold in October 1998 for a $3 million net loss as part of financing the BetzDearborn acquisition.

5.       SHORT-TERM DEBT

A summary of short-term debt follows:                                                  (Dollars in millions)
                                                                                                       1998                   1997
                                                                                                       ----                   ----
         Commercial paper                                                                              $  0                   $195
         Banks                                                                                           80                     80
         Current maturities of long-term debt                                                           486                     --
                                                                                                       ----                   ----
                                                                                                       $566                   $275
                                                                                                       ====                   ====

The commercial paper program was replaced by the debt syndication utilized for the acquisition of BetzDearborn. Previously, commercial paper was issued or renewed for varying periods, with interest at prevailing market rates. Bank borrowings represent primarily foreign overdraft facilities and short-term lines of credit, which are generally payable on demand with interest at various rates. Book values of commercial paper and bank borrowings approximate market value because of their short maturity period.

At December 31, 1998, Hercules had $219 million of unused lines of credit that may be drawn as needed, with interest at a negotiated spread over lenders' cost of funds. Lines of credit in use at December 31, 1998, were $80 million. Weighted-average interest rates on short-term borrowings at December 31, 1998 and 1997, were 5.10% and 5.40%, respectively.

6.       LONG-TERM DEBT

A summary of long-term debt follows:                                                        (Dollars in millions)
                                                                                                  1998                 1997
                                                                                                  ----                 ----
         6.15% notes due 2000                                                                   $  100                 $100
         6.60% notes due 2027 (a)                                                                  100                  100
         7.85% notes due 2000                                                                       25                   25
         6.625% notes due 2003 (b)                                                                 125                  125
         8% convertible subordinated debentures due 2010 (c)                                         3                   10
         Term loan tranche A due in varying amounts through 2003 (d)                             1,250                   --
         Term loan tranche B due 1999 (d)                                                          470                   --
         Term loan tranche C due 2000 (d)                                                        1,000                   --
         Revolving credit agreement due 2003 (d)                                                   288                   --
         ESOP debt (e)                                                                             110                   --
         Term notes at various rates from 5.11% to 9.60% due in varying
              amounts through 2006 (f)                                                             102                   --
         Commercial paper                                                                           --                   50
         Variable rate loans                                                                        --                    2
         Other                                                                                       9                    7
                                                                                                ------                 ----
                                                                                                 3,582                  419
         Current maturities of long-term debt                                                    (486)                   --
                                                                                                ------                 ----
         Net long-term debt                                                                     $3,096                 $419
                                                                                                ======                 ====

       (a) 30-year debentures with a 10-year put option, exercisable by bondholder at a redemption price equal to principal amount.

       (b) Par value of $125 million issued June 1993.

       (c) Subordinated debentures are convertible into common stock at $14.90 per share and are redeemable at the option of the company at varying rates. The annual sinking fund requirement of $5 million, beginning in 1996, has been satisfied through conversions of debentures.

       (d) The BetzDearborn acquisition was financed with borrowings under a $3,650 million credit facility with a syndicate of banks, and was consummated on October 15, 1998. The syndication included three tranches of varying maturity term loans totaling $2,750 million and a $900 million revolving credit agreement. The facility bears interest at London Interbank Offered Rate (LIBOR) plus 2% and may decrease to LIBOR plus .75% after six months and after certain conditions are met, including repayments of term-loan tranche B. Interest rates are reset for one, three or six-month periods at the company's option. The company's debt agreement contains various restrictive covenants that, among other things, require maintenance of certain financial covenants: leverage, net worth and interest coverage, and provides that the entry of a judgment or judgments involving aggregate liabilities of $50 million or more be vacated, discharged, stayed or bonded pending appeal within 60 days of entry. Issuance costs of $59 million related to the financing are included in Deferred charges and other assets and are being amortized over the term of the loans, using the effective interest method. As of December 31, 1998, $612 million of the $900 million revolver is available for use.

       (e) The company assumed a loan with a fair market value of $110 million related to the BetzDearborn ESOP Trust. The proceeds of the loan were used by the ESOP Trust for the purchase of BetzDearborn preferred shares which, upon acquisition by Hercules, were converted into equivalent shares of Hercules common stock. The loan was recorded at fair market value at the date of acquisition, and the $16 million fair value step-up is being amortized over the term of the debt. The loan and guarantee mature in June 2009.

       (f) Debt assumed in conjunction with the acquisition of FiberVisions L.L.C. (see Note 1), less repayments through December 31, 1998.

Long-term debt maturities during the next five years are $486 million in 1999, $1,342 million in 2000, $318 million in 2001, $366 million in 2002, and $831 million in 2003.

7.       COMPANY-OBLIGATED PREFERRED SECURITIES OF SUBSIDIARY TRUST

In the fourth quarter of 1998, Hercules Trust V (the Trust), the company's wholly owned consolidated subsidiary trust created under the laws of the State of Delaware, completed a private placement of units, consisting of Trust Preferred Securities (the Securities) in the amount of $200 million and a forward underwriting contract to purchase Hercules common stock. The proceeds of the Securities were invested by the Trust in the company's newly issued Junior Subordinated Debenture Notes (the Notes). Each Security will accrue and pay distributions equal to LIBOR plus 175 basis points, compounded quarterly. The obligations of the Trust are fully and unconditionally guaranteed by the company.

The Securities are expected to be remarketed pursuant to their terms within 12 months from their issuance. The distribution rates will be reset to a fixed rate in the remarketing based on bids received in a private auction to qualified institutional buyers, and the maturity date will be reset to the one-year anniversary of the successful remarketing. Hercules will be required to redeem the Securities if remarketing does not occur within the established period. The remarketing of the Securities may be accelerated under certain circumstances, including the price of the company's common stock closing at or below $22.6875 (twenty-two and eleven-sixteenths). In addition, Hercules has agreed to offer and sell, and a third party has agreed to underwrite $200 million of Hercules common stock following the successful remarketing or redemption of the Securities.

8.       SERIES PREFERRED STOCK

The series preferred stock is without par value and is issuable in series. There are 2,000,000 shares authorized for issuance, none of which have been issued.

9.       COMMON STOCK

Hercules common stock has a stated value of $25/48, and 300,000,000 shares are authorized for issuance. At December 31, 1998, a total of 16,023,661 shares were reserved for issuance for the following purposes: 879,999 shares for sales to the Savings Plan Trustee; 11,382,530 shares for the exercise of awards under the Stock Option Plan; 2,197,137 shares for awards under incentive compensation plans; 337,440 shares for conversion of debentures and notes; and 1,226,555 shares for employee stock purchases.

For the company's stock repurchase program, from its start in 1991 through year-end 1998, the Board authorized the repurchase of up to 74,650,000 shares of company common stock. Of that total, 6,150,000 shares were intended to satisfy requirements of various employee benefit programs. During this period, a total of 66,490,592 shares of common stock were purchased in the open market at an average price of $37.33 per share.

10.      EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

In connection with the acquisition of BetzDearborn, the company acquired its ESOP and related trust as a long-term benefit for substantially all of BetzDearborn's U.S. employees. The plan is a supplement to the company's retirement plan. The ESOP trust has existing long-term debt of $94 million (fair value of $110 million - see Note 6) which is guaranteed by the company. The proceeds of the original loan were used to purchase BetzDearborn convertible preferred stock, which, at the date of the BetzDearborn acquisition, was converted into Hercules common stock.

The BetzDearborn 401(k) program was previously integrated with the ESOP. Eligible employees may invest 2% to 15% of eligible compensation. The company's matching contributions equal to 50% of the first 6% of employees' investments, fully vest to employees upon the completion of 5 years of service. The company's matching contributions, which are made in the form of Hercules common stock, are included in ESOP expense. After satisfying the 401(k) matching contributions and the dividends on allocated shares, the remaining shares of ESOP stock are allocated to each participant based on the ratio of participants' compensation to total compensation of all participants.

The company contribution and dividends on the shares held by the ESOP trust are used to repay the loan, and stock is allocated as the principal and interest are paid. Long-term debt is reduced as payments are made on the third-party financing. The loan and unearned compensation are recorded in the company's Consolidated Balance Sheet as long-term debt and a reduction in shareholder's equity, respectively.

The number of shares allocated and unallocated at December 31 are as follows:

                                                                                                1998
                                                                                                ----
Allocated                                                                                  1,776,338
Unallocated                                                                                4,052,556
                                                                                           ---------
Total shares held by ESOP                                                                  5,828,894
                                                                                           =========

The company is required to make cash contributions to the Plan which enable the trust to service its indebtedness. ESOP expense was $1 million for 1998 which was net of $2 million of dividends paid and charged to retained earnings.

11.      LONG-TERM INCENTIVE COMPENSATION PLANS

The company's long-term incentive compensation plans provide for the grant of stock options and the award of common stock and other market-based units to certain key employees and nonemployee directors. Through 1994, shares of common stock awarded under these plans normally were either restricted stock or performance shares. During the restriction period, award holders have the rights of stockholders, including the right to vote and receive cash dividends, but they cannot transfer ownership.

In 1995, Hercules changed the structure of the long-term incentive compensation plans to place a greater emphasis on shareholder value creation through grants of regular stock options, performance-accelerated stock options, and Cash Value Awards (performance-based awards denominated in cash and payable in shares of common or restricted stock, subject to the same restrictions as restricted stock). Restricted stock and other market-based units are awarded with respect to certain programs. The number of awarded shares outstanding was 1,083,613; 873,627; and 1,881,946 at December 31, 1998, 1997, and 1996, respectively.

Under the company's incentive compensation plans, 2,197,137 shares of common stock were available for grant as stock awards or stock option awards. Stock awards are limited to approximately 15% of the total authorizations. Regular stock options are granted at the market price on the date of grant and are exercisable at various periods from one to five years after date of grant. Performance-accelerated stock options are also granted at the market price on the date of grant and are normally exercisable at nine and one-half years. Exercisability may be accelerated based upon the achievement of predetermined performance goals. Both regular and performance-accelerated stock options expire 10 years after the date of grant.

Restricted shares, options and performance-accelerated stock options are forfeited and revert to the company in the event of employment termination, except in the case of death, disability, retirement, or other specified events.

The company applies APB Opinion 25 in accounting for its plans. Accordingly, no compensation cost has been recognized for the stock option plans. The cost of stock awards and other market-based units, which are charged to income over the restriction or performance period, amounted to $5 million for 1998; $4 million for 1997, and $9 million for 1996.

Below is a summary of outstanding stock option grants under the incentive compensation plans during 1996, 1997, and 1998:

                                           Regular                                  Performance-Accelerated
                                                      Weighted-                                       Weighted-
                         Number of Shares           Average Price          Number of Shares         Average Price
                         ----------------           -------------          ----------------         -------------
January 1, 1996               3,883,184                 $26.24                  786,375                 $48.54
Granted                         673,450                 $55.40                2,303,750                 $49.66
Exercised                      (646,247)                $21.29                       --                     --
Forfeited                          (800)                $47.25                  (14,319)                $48.29

---------------------------------------------------------------------------------------------------------------------

December 31, 1996             3,909,587                 $32.49                3,075,806                 $49.38
Granted                       1,708,100                 $40.14                  810,125                 $41.07
Exercised                    (1,611,449)                $20.97                      --                      --
Forfeited                        (4,950)                $56.26                  (10,534)                $53.07

---------------------------------------------------------------------------------------------------------------------

December 31, 1997             4,001,288                 $40.41                3,875,397                 $47.63
Granted                       2,696,215                 $32.75                1,170,890                 $41.09
Exercised                      (279,795)                $24.93                       --                   --
Forfeited                       (66,430)                $41.58                  (15,035)                $46.09

---------------------------------------------------------------------------------------------------------------------

December 31, 1998             6,351,278                 $37.83                5,031,252                 $46.12

The weighted-average fair value of regular stock options granted during 1996, 1997, and 1998 was $14.36, $10.13, and $8.53 respectively. The weighted-average fair value of performance-accelerated stock options granted during 1996, 1997, and 1998 was $10.20, $9.39, and $9.24 respectively.

Following is a summary of regular stock options exercisable at December 31, 1996, 1997, and 1998, and their respective weighted-average share prices:

                                                                              Weighted-Average
                                         Number of Shares                      Exercise Price
                                         ----------------                      --------------
Options exercisable
December 31, 1996                           2,636,457                              $25.08

Options exercisable
December 31, 1997                           2,013,148                              $38.54

Options exercisable
December 31, 1998                           3,300,628                              $41.57

There were no performance-accelerated stock options exercisable at December 31, 1996, 1997 and 1998 .

Following is a summary of stock options outstanding at December 31, 1998:

                                           Outstanding Options                           Exercisable Options
                                              Weighted-
                               Number          Average           Weighted-            Number             Weighted-
         Exercise Price      Outstanding       Remaining          Average          Exercisable at         Average
              Range          at 12/31/98    Contractual Life   Exercise Price         12/31/98        Exercise Price
              -----          -----------    ----------------   --------------         --------        --------------

Regular Stock Options
---------------------
          $11 - $20            257,263             2.58             $15.62              257,263            $15.62
          $21 - $30          1,915,600             9.31             $25.53              129,400            $25.00
          $31 - $40          1,912,695             7.82             $38.75            1,491,140            $38.68
          $41 - $60          2,265,720             7.79             $49.97            1,422,825            $50.79
                             ---------                                                ---------
                             6,351,278                                                3,300,628
                             =========                                                =========

Performance-Accelerated Stock Options
-------------------------------------
        $25 - $40          1,094,733               9.01             $36.18                  --                  --
        $41 - $50          3,114,778               7.83             $47.10                  --                  --
        $51 - $61            821,741               7.08             $55.62                  --                  --
                           ---------
                           5,031,252
                           =========

       The company estimates at December 31, 1998, 100% of performance-accelerated stock options will eventually vest.

The company's Employee Stock Purchase Plan is a qualified noncompensatory plan, which allows eligible employees to acquire shares of common stock through systematic payroll deductions. The plan consists of three-month subscription periods, beginning July 1 of each year. The purchase price is 85% of the fair market value of the common stock on either the first or last day of that subscription period, whichever is lower. Purchases may range from 2% to 15% of an employee's base salary each pay period, subject to certain limitations. Currently, 1,226,555 shares of Hercules common stock are registered for offer and sale under the plan. Shares issued at December 31, 1998 and 1997, were 573,445 and 468,706, respectively. The company applies APB Opinion 25 and related interpretations in accounting for its Employee Stock Purchase Plan. Accordingly, no compensation cost has been recognized for the Employee Stock Purchase Plan.

Had compensation cost for the company's Stock-Based Incentive Plans and Employee Stock Purchase Plan been determined on the basis of fair value according to SFAS No. 123, the fair value of each option granted or share purchased would be estimated on the grant date using the Black-Scholes option pricing model.

The following assumptions would be used in estimating fair value for 1998, 1997, and 1996:

                                                   Performance Accelerated        Employee Stock
      Assumption                  Regular Plan              Plan                  Purchase Plan
      ----------                  ------------              ----                  -------------

Dividend yield                        3.0%                  3.0%                        3.0%
Risk-free interest rate               5.84%                 5.77%                       5.32%
Expected life                         7.4 yrs.              5 yrs.                      3 mos.
Expected volatility                   23.1%                 21.9%                       27.0%

       The company's net income and earnings per share for 1998, 1997, and 1996 would approximate the pro forma amounts below:

                                                                             (Dollars in millions, except per share)
                                                                            1998           1997                 1996
                                                                            ----           ----                 ----
Net income
            As reported                                                         $9          $319                 $325
            Pro forma                                                          ($5)         $308                 $317
Basic earnings per share
            As reported                                                       $.10         $3.22                $3.10
            Pro forma                                                        ($.06)        $3.10                $3.02
Diluted earnings per share
            As reported                                                       $.10         $3.13                $2.98
            Pro forma                                                        ($.06)        $3.04                $2.92

SFAS No. 123 does not apply to awards prior to 1995, and additional awards in future years are anticipated.

12.      ADDITIONAL BALANCE SHEET DETAIL

                                                                       (Dollars in millions)
                                                                            1998                            1997
                                                                            ----                            ----

Property, plant, and equipment
         Land                                                             $   74                         $    18
         Buildings and equipment                                           2,837                           1,957
         Construction in progress                                            126                             113
                                                                          ------                         -------
                  Total                                                    3,037                           2,088
         Accumulated depreciation and amortization                         1,599                           1,401
                                                                          ------                         -------
         Net property, plant, and equipment                               $1,438                         $   687
                                                                          ======                         =======


Accrued expenses
         Payroll and employee benefits                                    $   63                         $    37
         Income taxes payable                                                 15                              91
         Accrued pension benefits                                             29                              --
         Other                                                               374                             280
                                                                          ------                         -------
                                                                          $  481                         $   408
                                                                          ======                         =======

13.      PENSION AND OTHER POSTRETIREMENT BENEFITS

The company provides defined benefit pension and postretirement benefit plans to employees. The pension and postretirement benefit plans for BetzDearborn employees are included in the 1998 valuation. The following provides a reconciliation of benefit obligations, plan assets, and funded status of the plans.

                                                                           (Dollars in millions)
                                                                                                      Other Postretirement
                                                            Pension Benefits                                Benefits
                                                               1998               1997              1998              1997
                                                               ----               ----              ----              ----
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at January 1                              $1,114             $1,046              $141              $141
Service cost                                                     20                 17                 1                 1
Interest cost                                                    83                 78                10                10
Amendments                                                       --                  6                --                --

Assumption change                                                52                 77                 3                10
Divestiture                                                      --                (4)                --                --
Acquisition                                                     284                 --                 9                --
Translation difference                                            7               (13)                --                --
Actuarial loss                                                   28                 12                10                --
Benefits paid from plan assets                                 (89)              (105)               (2)               (2)
Benefits paid by Company                                         --                 --              (18)              (19)
                                                             ------             ------            ------            ------
Benefit obligation at December 31                            $1,499             $1,114            $  154            $  141
                                                             ======             ======            ======            ======

CHANGE IN PLAN ASSETS
Fair value of plan assets at January 1                       $1,237             $1,168            $    9            $    9
Actual return on plan assets                                    182                187                 1                 2
Divestiture                                                      --                (2)                 0                --
Acquisition                                                     256                 --                --                --
Company contributions (refund)                                  (2)                  4                --                --
Translation difference                                            6               (15)                --                --
Benefits paid from plan assets                                 (90)              (105)               (2)               (2)
                                                             ------             ------            ------            ------
Fair value of plan assets at December 31                     $1,589             $1,237            $    8            $    9
                                                             ======             ======            ======            ======

Funded status of the plans                                   $   90             $  124            $(146)            $(132)
Unrecognized actuarial loss                                      89                 93                34                22
Unrecognized prior service cost (benefit)                        35                 39              (44)              (50)
Unrecognized net transition obligation                         (25)               (40)                --                --
Amount included in accrued expenses- other                       --                 --                20                21
                                                             ------             ------            ------            ------
Prepaid (accrued) benefit cost                               $  189             $  216            $(136)            $(139)
                                                             ======             ======            ======            ======
AMOUNTS RECOGNIZED IN THE STATEMENT OF FINANCIAL
POSITION CONSIST OF:
Prepaid benefit cost                                            218                216                --                --
Accrued benefit liability                                      (29)                 --             (136)             (139)
                                                             ------             ------            ------            ------
                                                             $  189             $  216            $(136)            $(139)
                                                             ======             ======            ======            ======
ASSUMPTIONS AS OF DECEMBER 31
Weighted average discount rate                                7.00%              7.25%             7.00%             7.25%
Expected return on plan assets                                9.25%              9.25%             9.25%             9.25%
Rate of compensation increase                                 4.50%              4.50%             4.50%             4.50%

                                                     PENSION BENEFITS                 OTHER POSTRETIREMENT BENEFITS
                                                     ----------------                 -----------------------------
                                           1998           1997            1996      1998             1997            1996
Service cost                              $  20         $  17           $  19       $  1             $  1            $  1
Interest cost                                83            78              77         10               10              11
Return on plan assets (expected)           (114)         (103)            (99)        (1)              (1)             (1)
Amortization and deferrals                   12             5               6         (4)              (5)             (5)
Amortization of transition asset            (14)          (14)            (14)        --               --              --
                                          -----         -----           -----       ----             ----            ----
Benefit cost (credit)                     $ (13)        $ (17)          $ (11)      $  6             $  5            $  6
                                          =====         =====           =====       ====             ====            ====

Pension

During 1997, the company recognized a charge of approximately $8 million for special termination benefits.

Other Postretirement Benefits

The nonpension postretirement benefit plans are contributory health care and life insurance plans. In August 1993, a Voluntary Employees' Beneficiary Association (VEBA) Trust was established and funded with $10 million of company funds. The company periodically obtains reimbursement for union retiree claims, while other claims are paid from company assets. The participant contributions are immediately used to cover claim payments, and for this reason do not appear as contributions to plan assets.

The assumed health care cost trend rate at December 31, 1998 and 1997, was 5% for those under age 65 and 4.75% for those over age 65, decreasing to 4.5% in subsequent years.

A one-percentage point increase or decrease in the assumed health care cost trend rate would increase or decrease the postretirement benefit obligation by $6 million or $7 million, respectively, and would not have a material effect on aggregate service and interest cost components.

14.      PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT

Purchased in-process research and development (IPR&D) represents the value assigned in a purchase business combination to research and development projects of the acquired business that were commenced but not yet completed at the date of the acquisition, and which, if unsuccessful, have no alternative future use in research and development activities or otherwise. Amounts assigned to purchased IPR&D must be charged to expense at the date of consummation of the purchase business combination. Accordingly, the company has charged approximately $130 million to expense at the acquisition date for IPR&D related to the BetzDearborn acquisition. (See Note 1.)

The IPR&D projects were principally included in the water treatment and paper process divisions of the acquired business. The former Water Treatment Group
(WTG) provided specialty water and process treatment programs for boiler, cooling, influent, and effluent applications to markets such as refining, chemical, paper, electric utility, food, industrial, commercial and institutional establishments. Overall, the products are used to control corrosion, scale, deposit formation, and microbiological growth, conserve energy and improve efficiency. Additionally, the former Paper Process Group (PPG) brought to market custom-engineered programs for the process-related problems associated with paper production. These problems include deposition, corrosion, microbiological fouling, foam control, deinking and felt conditioning.

The following is a summary of the significant projects and the values assigned:

                                                           (dollars in millions)

                                                                         Estimated
                                                           Percent        Cost to      Estimated        Projected
          Project                   Group                  Complete       Complete     Total Cost      Launch Date     IPR&D Value
          -------                   -----                  --------       --------     ----------      -----------     -----------


New Blend of
Actives (1)                          PPG                     73%            $  .3        $ 1.0             1999            $ 38

New  Corrosion
Inhibitor (2)                        WTG                     31%              1.5          2.1             2002              26

Alkaline
Drainage Aid (3)                     PPG                     39%              1.6          2.7             2000               6

Other major
projects                             WTG                   54% Avg.           3.5          7.6           1999-2001           27

Other
major projects                       PPG                   80% Avg.            .7          3.7           1999-2001           15

All other projects                 Various                 29% Avg.           4.3          6.1            Various            18
                                                           --------         -----        -----                             ----
Total IPR&D                                                  49%            $11.9        $23.2                             $130
                                                             ===            =====        =====                             ====

1) This project will continuously screen new microbiocidal actives in order to identify promising compounds that may improve current product mix of offerings.

2) This project involves the development of new corrosion control chemistry for application in a range of water treatment systems.

3) This project involves the development of advanced retention, drainage, and formation systems for printing and writing paper.

Due to the uniqueness of each of the projects, the costs and effort required are estimated based on the latest available information. Additionally, the launch date reflects management's best estimate of the time that the company will begin to benefit from cash inflow of the projects. However, there is a risk that certain projects may not be completed successfully for a variety of reasons including: change in strategies, inability to develop a cost efficient treatment, and changes in market demand or customer requirements.

The IPR&D valuation charge was measured by the stage of completion method, primarily calculated by dividing the costs incurred to date by the total estimated costs. These percentages were applied to the results of project-by-project discounted cash flow models that estimated the present value of residual cash flows deemed attributable solely to the underlying IPR&D.

The projected revenues, costs, and margins in the cash flow forecasts are consistent with projections by management based on available historical data. The revenue projections are based on an opportunity analysis for each project, which takes into account market and competitive conditions, potential customers, and strategic goals. The weighted average cost of capital for the overall business was estimated at 11% and the risk-adjusted discount rate used in the IPR&D project valuation model was 13%.

15.         OTHER OPERATING EXPENSES (INCOME), NET

As a result of the BetzDearborn acquisition in the fourth quarter of 1998, Hercules began to formulate and implement a plan to merge the operations of BetzDearborn with Hercules (see Note 1). Additionally, the company reviewed its existing operations and support infrastructure and approved a plan to terminate Hercules employees and exit activities to eliminate redundancies and inefficiencies. As a result, the company incurred charges of approximately $76 million. These charges include employee termination benefits of $31 million; exit costs related to facility closures of $10 million; write-downs of property, plant and equipment of $24 million; and integration expenses of $11 million. Employee termination benefits are for approximately 350 Hercules manufacturing, sales and marketing, administration, technology and support personnel. Facility closures and exit costs relate primarily to Process Chemicals and Services in connection with the acquisition. Write-downs of property, plant and equipment relate to asset impairments in Chemical Specialties and Functional Products resulting from adverse business negotiations, the effects of the BetzDearborn acquisition, and the loss of a customer. Integration expenses include consulting and legal fees, integration bonuses, travel and training, and are expensed as incurred.

Other operating expenses in 1997 included charges of $146 million, primarily associated with reorganization of management and the adoption of new competitive strategies (announced in early 1997). The charges included $122 million related to asset rationalizations and impairment and $24 million related to severance benefits. Included in the $122 million is an impairment loss of $95 million. Additionally, the company recognized approximately $27 million of rationalization charges primarily associated with certain assets, which were no longer being utilized, and lease abandonment costs. Concurrently, management authorized and committed the company to a plan to reduce its work force by approximately 270 employees and accrued $24 million of severance-related benefits. The plan included reorganization of management, reductions in operating personnel at certain domestic and foreign facilities, and the consolidation of certain support functions. Other operating expenses in 1997 also include $13 million of net environmental cleanup costs, principally for nonoperating sites and $8 million of executive retirement benefits.

In 1996, other operating expenses (income), net, included probable recoveries related to environmental remediation of $13 million and reduction in the estimated loss on the divestiture of the Composite Products Division of $5 million.

During 1998, the company paid $10 million of these liabilities. As of December 31, 1998, the remaining liability for these charges is $36 million for termination benefits representing approximately 370 employees and $10 million for other exit costs. Reorganization in the foreign facilities has proceeded slower than anticipated due to changes in the information system implementation schedule, acquisition activity and other corporate initiatives. Management expects to complete remaining actions under this plan during 2000.

16. INTEREST AND DEBT EXPENSE

Interest and debt costs are summarized as follows:
                                                                       (Dollars in millions)
                                                                    1998                   1997                    1996
                                                                    ----                   ----                    ----
Costs incurred                                                      $114                   $ 47                    $ 40
Amount capitalized                                                    11                      8                       5
                                                                    ----                   ----                    ----

Amount expensed                                                     $103                   $ 39                    $ 35
                                                                    ====                   ====                    ====

17. OTHER INCOME (EXPENSE), NET

Other income (expense), net, consists of the following:
                                                                  (Dollars in millions)
                                                               1998                   1997                    1996
                                                               ----                   ----                    ----
Interest income                                               $  36                   $ 29                     $ 5
Net gains on dispositions                                        23                    398                      22
Acquisition costs                                                --                   (20)                      --
Legal settlements and accruals                                 (66)                   (41)                      --
Interest rate swap termination                                 (13)                     --                      --
Miscellaneous income (expense), net                             (2)                      8                     (1)
                                                              -----                   ----                     ---
                                                              $(22)                   $374                     $26
                                                              =====                   ====                     ===

Interest income in 1998 and 1997 relates primarily to the $500 million note received upon completion of the Tastemaker monetization. The note was sold during the fourth quarter of 1998 with a net loss of $3 million reported in net gains on dispositions. Also, gains of $12 million and $19 million in 1998 and 1997, respectively, were recorded from the sale of Alliant Techsystems common stock held by Hercules. (See Note 21.) Additionally, 1997 includes a gain of $368 million on the completion of transactions that monetized the company's investment in Tastemaker, a 50%-owned flavors joint venture. Net gains on dispositions in 1996 reflect the sale of real estate and the sale of a product line. Acquisition costs in 1997 represent a charge primarily related to the company's unsuccessful bid for Allied Colloids. The 1998 legal settlements and accruals relate primarily to settlements of Qui Tam ("Whistle Blower") lawsuits. (See Note 22.) The 1998 loss from terminated interest rate swaps is related to the company's financing effort upon the acquisition of BetzDearborn. Miscellaneous income (expense), net, includes net foreign currency gains of $5 million, $19 million, and $11 million in 1998, 1997, and 1996, respectively.

18.      INCOME TAXES

The domestic and foreign components of income before taxes and effect of change in accounting principle are presented below:

                                                    (Dollars in millions)
                                          1998                            1997                     1996
                                          ----                            ----                     ----
Domestic                                $(147)                           $396                     $250
Foreign                                   224                             197                      235
                                        -----                            ----                     ----
                                          $77                            $593                     $485
                                        =====                            ====                     ====

A summary of the components of the tax provision follows:

                                                                                               (Dollars in millions)
                                                                                     1998                  1997             1996
                                                                                     ----                  ----             ----
Currently payable
         U.S. federal                                                               $(26)                  $169              $33
         Foreign                                                                       74                    63               60
         State                                                                        (4)                     2                9
Deferred
         Domestic                                                                      17                    30               41
         Foreign                                                                        7                     5               17
                                                                                    -----                  ----             ----
Provision for income taxes                                                          $  68                  $269             $160
                                                                                    =====                  ====             ====

Deferred tax liabilities (assets) at December 31 consist of:

                                                                               (Dollars in millions)
                                                                              1998                1997
                                                                              ----                ----
Depreciation                                                                 $ 153               $ 119
Prepaid pension                                                                 93                  82
Inventory                                                                        6                  15
Investments                                                                     84                  84
Other                                                                           46                  22
                                                                             -----               -----
Gross deferred tax liabilities                                                 382                 322
                                                                             -----               -----

Postretirement benefits other than pensions                                    (81)                (66)
Accrued expenses                                                              (126)               (110)
Loss carryforwards                                                             (24)                (15)
Other                                                                          (31)                (32)
                                                                             -----               -----
Gross deferred tax assets                                                     (262)               (223)
                                                                             -----               -----
Valuation allowance                                                             12                  12
                                                                             -----               -----
                                                                             $ 132               $ 111
                                                                             =====               =====

A reconciliation of the U.S. statutory income tax rate to the effective rate follows:

                                                                                     1998              1997         1996
                                                                                     ----              ----         ----
U.S.  statutory income tax rate                                                        35%               35%          35%
Purchased in-process research and development (Note 14)                                59                --           --
Goodwill amortization                                                                   7                --           --
Foreign dividends net of credits                                                       --                 2           --
State taxes                                                                             2                --            1
Utilization of operating losses                                                        --                --          (2)
Reserves                                                                              (17)                7           --
Other                                                                                   2                 1          (1)
                                                                                      ---               ---          ---
Effective tax rate                                                                    88%               45%          33%
                                                                                      ===               ===          ===

The company provides taxes on undistributed earnings of subsidiaries and affiliates included in consolidated retained earnings to the extent such earnings are planned to be remitted and not reinvested permanently.

The undistributed earnings of subsidiaries and affiliates on which no provision for foreign withholding or U.S. income taxes has been made amounted to approximately $400 million at December 31, 1998. U.S. and foreign income taxes that would be payable if such earnings were distributed may be lower than the amount computed at the U.S. statutory rate because of the availability of tax credits.

19.      EARNINGS PER SHARE

The following table shows the amounts used in computing earnings per share and the effect on income and the weighted-average number of shares of dilutive potential common stock:

                                                                         (Dollars and shares in millions, except per
                                                                                           share)
                                                                              1998                  1997                   1996
                                                                              ----                  ----                   ----
Basic EPS computation:
         Income before effect of change in accounting principle              $   9                 $ 324                  $ 325
         Effect of change in accounting principle                               --                    (5)                    --
                                                                             -----                 -----                  -----
         Net income                                                             $9                 $ 319                  $ 325
                                                                             =====                 =====                  =====

         Weighted-average shares outstanding                                  96.3                  99.2                  104.9

         Earnings per share before effect of change in
         accounting principle                                                $ .10                 $3.27                  $3.10
         Effect of change in accounting principle                               --                 (.05)                     --
                                                                             -----                 -----                  -----
         Earnings per share                                                  $ .10                 $3.22                  $3.10
                                                                             =====                 =====                  =====

Diluted EPS computation:
         Income before effect of change in accounting principle              $   9                 $ 324                  $ 325
         Interest on convertible debentures                                     --                     2                      2
         Effect of change in accounting principle                               --                   (5)                     --
                                                                             -----                 -----                  -----
         Net Income                                                          $   9                 $ 321                  $ 327
                                                                             =====                 =====                  =====

         Weighted-average shares outstanding                                  96.3                  99.2                  104.9
         Options                                                                .6                   1.1                    1.9
         Convertible debentures                                                 .5                   2.1                    2.9
                                                                             -----                 -----                  -----
         Adjusted weighted-average shares                                     97.4                 102.4                  109.7
                                                                             =====                 =====                  =====

         Earnings per share before effect of change in
         accounting principle                                                $ .10                 $3.18                  $2.98
         Effect of change in accounting principle                               --                 (.05)                     --
                                                                             -----                 -----                  -----
         Earnings per share                                                  $ .10                 $3.13                  $2.98
                                                                             =====                 =====                  =====

20.      FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Notional Amounts and Credit Exposure of Derivatives

The notional amounts of derivatives summarized below do not represent amounts exchanged by the parties and, thus, are not a measure of the exposure of the company through its use of derivatives. The amounts exchanged are calculated on the basis of the notional amounts and the other terms of the derivatives, which relate to interest rates or exchange rates.

Interest Rate Risk Management

During 1998, interest rate swaps which converted 6.02% average fixed-rate debt to floating-rate debt expired. During the fourth quarter, a series of interest rate swap agreements converting floating rate debt into fixed rate debt ranging from 6.05% to 7.08% per year were terminated primarily in conjunction with the sale of the Tastemaker note (see Note 4) and the BetzDearborn acquisition. New interest rate swaps totaling $1.0 billion were added in the fourth quarter 1998. This series of interest rate swap agreements, maturing from 1999 through December 2002, effectively converts floating-rate debt into debt with a fixed rate ranging from 4.91% to 5.21% per year as a hedge against the company's interest rate exposure on its variable rate debt outstanding. For the years 1998, 1997, and 1996, these contracts resulted in a less than 1% change in the effective interest rate on the weighted-average notional principal amounts outstanding. The aggregate notional principal amounts at the end of 1998 and 1997 were $1.0 billion and $650 million, respectively.

       The following table indicates the types of swaps used and their weighted-average interest rates:

                                                                                                   (Dollars in millions)
                                                                                                1998                        1997
                                                                                                ----                        ----
Pay fixed on swaps notional amount (at year-end)                                              $1,000                        $650
Average pay rate                                                                                6.4%                        6.4%
Average receive rate                                                                            5.5%                        5.7%

Foreign Exchange Risk Management

The company selectively uses foreign currency forward contracts and currency swaps to offset the effects of exchange rate changes on reported earnings, cash flow, and net asset positions. The primary exposures are denominated in Danish kroner, Dutch guilder, Belgian franc, British pound sterling, and the German mark. Some of the contracts involve the exchange of two foreign currencies, according to local needs in foreign subsidiaries. The term of the currency derivatives is rarely more than one year. At December 31, 1998 and 1997, the company had outstanding forward-exchange contracts to purchase foreign currencies aggregating $117 million and $29 million and to sell foreign currencies aggregating $320 million and $171 million, respectively. Non-U.S. dollar cross-currency trades aggregated $380 million and $630 million at December 31, 1998 and 1997, respectively. Currency swap agreements, used to hedge net investment positions, totaled $512 million at December 31, 1998. The forward-exchange contracts and currency swap agreements outstanding at December 31, 1998 will mature during 1999.

Fair Values

The following table presents the carrying amounts and fair values of the company's financial instruments at December 31, 1998 and 1997:

                                                                                  (Dollars in millions)
                                                                            1998                               1997
                                                                            ----                               ----
                                                                 Carrying           Fair            Carrying          Fair
                                                                  Amount            Value            Amount           Value
                                                                  ------            -----            ------           -----
Investment securities (available for sale)                        $    31           $    31          $    81         $    81
Investment securities (held to maturity)                               --                --              500             500
Long-term debt                                                    (3,096)           (3,101)            (419)           (452)
Company-obligated preferred securities of subsidiary trust          (200)             (200)               --              --
Foreign exchange contracts                                             6*                 6               2*               2
Currency swaps                                                         8*                 8               --              --
Interest rate swap contracts                                           0*                 1             (1)*            (12)

*The carrying amount represents the net unrealized gain or net interest payable associated with the contracts at the end of the period.


Fair values of derivative contracts are indicative of cash that would have been required had settlement been December 31, 1998.

Basis of Valuation

Investment securities: Quoted market prices.

Long-term debt: Present value of expected cash flows related to existing borrowings discounted at rates currently available to the company for long-term borrowings with similar terms and remaining maturities.

Company obligated preferred securities of subsidiary trust: Year-end interest rates and company common stock price.

Foreign exchange contracts: Year-end exchange rates.

Currency swaps:  Year-end interest and exchange rates.

Interest rate swap contracts: Bank or market quotes or discounted cash flows using year-end interest rates.

21.         DIVESTITURES

In March 1997, the company completed transactions to monetize its investment in Tastemaker for approximately $608 million, including $108 million in cash and a $500 million, 6.2%, interest-bearing five-year note. Equity in income of affiliated companies included Tastemaker earnings of $11 million in 1997 and $32 million in 1996.

In June 1997, the company completed a joint venture of its polypropylene fiber business with Jacob Holm & Sons A/S (Denmark) in which Hercules owned 51% of the joint venture, which was accounted for on the equity method at that time. In July 1998, Hercules purchased its partner's 49% share of the joint venture, with the operating results of FiberVisions being included in Hercules' consolidated financial statements since the date of acquisition. (See Note 1.)

Pursuant to a 1997 agreement, Hercules sold its remaining shares of Alliant Techsystems, Inc. for $12 million in 1998.

In June 1996, the company sold its Composite Products Division for $141 million in cash. Net sales and operating profit of this business were $49 million and $8 million, respectively in 1996.

22.         COMMITMENTS AND CONTINGENCIES

Leases:

Hercules has operating leases (including office space, transportation, and data processing equipment) expiring at various dates. Rental expense was $35 million in 1998, and $31 million in both 1997 and 1996.

At December 31, 1998, minimum rental payments under noncancelable leases aggregated $317 million with subleases of $30 million. A significant portion of these payments relates to a long-term operating lease for corporate office facilities. The net minimum payments over the next five years are $39 million in 1999, $32 million in 2000, $24 million in 2001, $20 million in 2002, and $18 million in 2003.

Environmental:

Hercules has been identified as a potentially responsible party (PRP) by U.S. federal and state authorities, or has been sued for contribution by private parties, for the cost of environmental investigation and/or cleanup at numerous sites. The estimated range of the reasonably possible share of costs for investigation and cleanup is between $63 million and $199 million. The actual costs will depend upon numerous factors, including the number of parties found responsible at each environmental site and their ability to pay, the actual methods of remediation, outcomes of negotiations with regulatory authorities, outcomes of litigation, changes in environmental laws and regulations, technological developments, and the years of remedial activity required, which could range up to 30 years.

In 1992, Hercules brought suit against its insurance carriers for past and future costs for cleanup of certain environmental sites. In April 1998, the trial regarding insurance recovery for the Jacksonville, Arkansas site (see discussion below) was completed. The jury returned a "Special Verdict Form" with findings that will, in conjunction with the court's other opinions, be used by the Court to enter a judgment. The judgment will determine the amount of Hercules recovery for past cleanup expenditures and will state that Hercules is entitled to similar coverage for costs incurred since September 30, 1997 and in the future. Hercules has not included any insurance recovery in the estimates above.

Hercules becomes aware of sites in which it may be, but has not yet been named a PRP, principally through its knowledge of investigation of sites by the U.S. Environmental Protection Agency (EPA) or other government agencies or through correspondence with previously named PRPs requesting information on Hercules' activities at sites under investigation. In addition, Hercules has established procedures for identifying environmental issues at its respective plant sites. Environmental coordinators, familiar with environmental laws and regulations, are resources for identification of environmental issues. Further, Hercules has environmental audit programs, which are designed to identify environmental issues at operating plant sites. Through these programs and information-gathering activities, Hercules identifies potential environmental, regulatory, and remedial issues.

Litigation over liability at Jacksonville, Arkansas, the most significant site, has been pending since 1980. As a result of a pretrial court ruling in October 1993, Hercules has been held jointly and severally liable for costs incurred, and for future remediation costs, at the Jacksonville site by the District Court, Eastern District of Arkansas (the Court).

Other defendants in this litigation have either settled with the government or, in the case of the Department of Defense (DoD), have not been held liable. Hercules appealed the Court's order finding the DoD not liable. On January 31, 1995, the 8th Circuit Court of Appeals upheld the Court's order. Hercules filed a petition to the U.S. Supreme Court requesting review and reversal of the 8th Circuit Court ruling. This petition was denied on June 26, 1995, and the case was remanded to the District Court for further proceedings.

On May 21, 1997, the Court issued a ruling that Uniroyal is liable and that Standard Chlorine is not liable to Hercules for contribution. A trial on allocation and damages among Hercules, Uniroyal, and the United States was scheduled to begin October 1998. Through the filing of separate summary judgment motions, Hercules and Uniroyal raised a number of defenses to the United States' ability to recover its costs. On October 23, 1998, the Court denied those motions and granted the United States' summary judgment motion, ordering Hercules and Uniroyal to pay the United States approximately $103 million plus any additional response costs incurred or to be incurred after July 31, 1997. Hercules expects that this amount will be reduced by approximately $7 million, the amount received by the United States in previous settlements with other parties. Trial testimony on the issue of allocation between Hercules and Uniroyal was completed on November 6, 1998. Once a final judgment has been entered, Hercules expects to appeal the Court's determination with respect to its liability, the United States' costs, the divisibility of harm issue, and Standard Chlorine's liability.

At December 31, 1998, the accrued liability for environmental remediation represents management's best estimate of the probable and reasonably estimable costs related to environmental remediation. The extent of liability is evaluated quarterly. The measurement of the liability is evaluated based on currently available information, including the process of remedial investigations at each site and the current status of negotiations with regulatory authorities regarding the method and extent of apportionment of costs among other PRPs.

Hercules does not anticipate that its financial condition will be materially affected by environmental remediation costs in excess of amounts accrued, although quarterly or annual operating results could be materially affected.

Litigation:

The company is a defendant in numerous lawsuits that arise out of, and are incidental to, the conduct of its business. In these legal proceedings, no specifically identified director, officer, or affiliate is a party or a named defendant. These suits concern issues such as product liability, contract disputes, labor-related matters, patent infringement, environmental proceedings, property damage, and personal injury matters.

Hercules was a defendant in three Qui Tam (Whistle Blower) lawsuits brought by former employees of the Aerospace business sold to Alliant Techsystems, Inc. in March 1995. Among the allegations made in the three lawsuits were allegations relating to submission of false claims and records under various government contracts, delivery of defective products, a deficient quality control program, mischarging of work performed under government contracts, misuse of government equipment, other acts of financial mismanagement, and wrongful termination claims. The government, after investigation of the allegations, declined to intervene in two of these lawsuits and partially intervened in the third. In May 1998, Hercules announced that it had agreed to settle the first lawsuit. The settlement was approved by the court and the case was dismissed in July 1998.

In August 1998, the parties to the second lawsuit reached a tentative settlement, subject to approval of the court. Although it did not intervene in the case, the U.S. Department of Justice (DOJ) objected to approval of the tentative settlement, arguing that Hercules should only be released from claims that the government contended were actually investigated, and that the proposed allocation of settlement proceeds between False Claims Act claims and wrongful Termination Claims should be revised to attribute a higher percentage of recovery to claims arising under the False Claims Act. On February 9, 1999, the court entered a judgment approving the settlement and dismissing the lawsuit. The DOJ has 60 days from that date in which to file a Notice of Appeal, if it chooses to do so.

In February 1998, the parties to the third lawsuit reached a tentative settlement, which has since been finalized, under which all claims alleging mischarging to the Intermediate Nuclear Forces Contract were settled. Other portions of the complaint were not resolved by the settlement. In August
1998, the parties reached a tentative settlement of the remaining portions of the complaint, subject to approval of the Court. The DOJ objected to approval of the tentative settlement, arguing that Hercules should only be released from claims that the government contended were actually investigated, and that the settlement agreement should have contained certain provisions preventing Alliant Techsystems, Inc., which was also a defendant in the lawsuit, from recovering certain costs under its government contracts. On February 17, 1999, the Court entered a judgment approving the settlement and dismissing the lawsuit. The DOJ has 60 days from that date in which to file a Notice of Appeal, if it chooses to do so.

As a result of these settlements, the company recognized charges of $4 million and $62 million in 1997 and 1998, respectively.

In addition to the Jacksonville, Arkansas, site litigation described above, two individuals have sued Hercules in a lawsuit captioned Jeffrey Shelton, Jr., et al. v. Hercules Incorporated, Civil No. LR-C-97-131 (E.D. Ark. 1997). These individuals seek medical monitoring and damages for loss of recreational opportunities. They have brought a Resource Conservation and Recovery Act (RCRA) citizens suit against Hercules seeking an injunction which would require Hercules to fund or perform various environmental and health studies and pay for any required remediation to the Bayou Meto. Trial is presently scheduled for August 1999. Further, 19 individuals have sued Hercules in a matter entitled Gary Graham, et al. v. Vertac Chemical Corporation and Hercules Incorporated, No. LR-C-98-678 (E.D. Ark. 1998). These individuals seek damages for personal injuries and diminution of property value as a result of alleged dioxin contamination from the Jacksonville site. Trial is presently scheduled for August 1999. Hercules denies liability in both actions, and Hercules intends to vigorously defend itself.

BetzDearborn, along with Pacific Gas and Electric (PG&E), is a defendant in four lawsuits involving in the aggregate approximately 2,350 plaintiffs pending in the Superior Court of Los Angeles County, California (the Lawsuits). Plaintiffs are comprised primarily of present and former PG&E employees, their families, and residents living in the vicinity of the three PG&E facilities that are the subject of the Lawsuits. Plaintiffs seek unspecified monetary damages (including punitive damages) for personal injuries arising from alleged exposures to chromate-based products sold or allegedly sold by Betz Laboratories, Inc. (predecessor to BetzDearborn) to PG&E for use in the cooling towers located at these facilities. The sales in question occurred or allegedly occurred at various times between 1952 and the mid-1980s, depending upon the facility.

In the Acosta, Aguilar and Aguayo cases, the parties have selected 20 plaintiffs and 2 alternatives whose claims will be tried together, and prior to the claims for the remaining plaintiffs in the Lawsuits. It is anticipated that the 20 plaintiffs' claims will be tried in late 1999. BetzDearborn denies any legal liability to plaintiffs, believes it has substantial defenses, and intends to contest the claims vigorously. BetzDearborn further believes that any claim for punitive damages is without any legitimate basis in fact or law. The Lawsuits are captioned as follows: Acosta, et al. v. Betz Laboratories, et al., No. BC 161 669 (1996); Adams, et al. v. Betz Laboratories, et al., No. BC 113 000 (1994); Aguilar, et al. v. Betz Laboratories, et al., No. BC 158 588 (1996); and Aguayo et al. v. Betz Laboratories, et al.,No. BC 123 749 (1995).

Although both BetzDearborn and PG&E are named as defendants in each of the Lawsuits, not all plaintiffs seek damages from both defendants. PG&E previously settled a lawsuit brought by many of the same individuals who are plaintiffs in the Adams lawsuit; as a result, PG&E will have no additional liability to those plaintiffs.

In October 1998, BetzDearborn and PG&E settled a fifth lawsuit relating to alleged exposure to chromate-based products sold or allegedly sold by Betz Laboratories, Inc. to PG&E for use in cooling towers at one or more of the PG&E facilities. That lawsuit was captioned Riep, et al. v. Betz Laboratories, et al., No. 984695 (San Francisco County, 1997). The amount of the settlement was not material.

BetzDearborn maintained insurance coverage for the purpose of securing protection against alleged product and other liabilities, and certain of the insurance carriers have undertaken to pay the cost of the defense of the Lawsuits subject to various reservations of rights. BetzDearborn will pursue all available insurance coverage to fund any damages payable to plaintiffs in connection with the Lawsuits (excluding any punitive damages to the extent not recoverable under BetzDearborn's insurance policies).

While it is not feasible to predict the outcome of all pending suits and claims, the ultimate resolution of these matters could have a material effect upon the financial position of Hercules, and the resolution of any of the matters during a specific period could have a material effect on the quarterly or annual operating results for that period.

23.         CHANGE IN ACCOUNTING PRINCIPLE

In November 1997, FASB's Emerging Issues Task Force (EITF) reached a final consensus on Issue 97-13, "Accounting for Costs Incurred in Connection With a Consulting Contract That Combines Business Process Reengineering and Information Technology Transformation." Activities deemed to be business process reengineering include the following: current state assessments, configuring and prototyping, process reengineering, and work force restructuring. The consensus requires that the unamortized amounts of such costs previously capitalized as of the beginning of the quarter, which includes November 20, 1997, be charged during that quarter as the cumulative effect of a change in accounting principle. The company adopted the consensus during the fourth quarter of 1997 and recorded a cumulative-effect adjustment of $5 million.

24.         OPERATIONS BY INDUSTRY SEGMENT AND GEOGRAPHIC AREA

In 1998, Hercules adopted Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information." The statement establishes new standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. It also establishes standards for related disclosure about products and services, geographic area, and major customers. In compliance with SFAS 131 and with the acquisition of BetzDearborn, the company has identified three reportable segments and has restated prior years to conform with the 1998 presentation.

PROCESS CHEMICALS AND SERVICES: (Pulp and Paper and BetzDearborn.) Products and services in this segment are designed to enhance customers' processes and improve their manufacturing costs or environmental impact. Principal products and markets include performance additives and water and process treatment chemicals and related on-site services for a wide variety of industrial and commercial applications including pulp and paper mills, refineries, chemical plants, metals manufacturers, automobile assembly plants and makers of food and beverages.

FUNCTIONAL PRODUCTS: (Aqualon and Food Gums.) Products from this segment are principally derived from natural resources and are sold as key raw materials to other manufacturers. Principal products and markets include water-soluble polymers and natural gums, used as thickeners, emulsifiers and stabilizers for water-based paints, oil and gas exploration, building materials, dairy and bakery products and other processed food products such as jams, jellies and meats.

CHEMICAL SPECIALTIES: (Resins and FiberVisions.) Products in this segment provide low-cost, technology driven solutions to meet customer needs and market demands. Principal products and markets include rosin and hydrocarbon resins for adhesives used in nonwoven fabrics, textile fibers, and adhesive tapes; thermal-bond polypropylene staple fiber for disposable diapers and other hygienic products; and automotive textiles.

The company evaluates performance and makes decisions based primarily on "Profit from Operations" and "Capital Employed." Consolidated capital employed represents the total resources employed in the company and is the sum of total debt, trust preferred securities and stockholders' equity. Capital employed in each reportable segment represents the net operating assets employed to conduct business in that segment and generally includes working capital (excluding cash) and property, plant and equipment. Other assets and liabilities, primarily goodwill and other intangibles, not specifically allocated to business segments, are reflected in "Reconciling Items" in the table below.

Hercules has no single customer representing greater than 10% of its revenues.

GEOGRAPHIC REPORTING

For geographic reporting, no single country, outside the United States, is material for separate disclosure. However, because the company has significant foreign operations, revenues and long-lived assets are disclosed by geographic region.

Revenues are reported on a "customer basis," meaning that net sales are included in the geographic area where the customer is located. Long-lived assets are included in the geographic areas in which the producing entities are located.

Intersegment sales are eliminated in consolidation.

                                                                                                           (Dollars in millions)
                                                         PROCESS
                                                       CHEMICALS AND   FUNCTIONAL     CHEMICAL     RECONCILING
INDUSTRY SEGMENTS                                        SERVICES       PRODUCTS    SPECIALTIES      ITEMS          CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------------------------
               1998
Net sales                                                     $717        $863           $566         $  (1)              $2,145
Profit (loss) from operations                                  131         215             75          (229)(a)              192
Equity in income of affiliated companies                                                                                      10
Interest and debt expense                                                                                                    103
Other income (expense), net                                                                                                  (22)
                                                                                                                          ------
Income before income taxes                                                                                                    77

Capital employed                                               756         392             388        2,885 (d)            4,421
Capital expenditures                                            44          53              36           24                  157
Depreciation and amortization                                   22          32              19           35                  108

-----------------------------------------------------------------------------------------------------------------------------------
               1997
Net sales                                                     $443        $898            $526        $  (1)              $1,866
Profit (loss) from operations                                  100         224              67         (163)(b)              228
Equity in income of affiliated companies                                                                                      30
Interest and debt expense                                                                                                     39
Other income, net                                                                                                            374
                                                                                                                          ------
Income before income taxes                                                                                                   593

Capital employed                                               138         355             168          723 (d)            1,384
Capital expenditures                                            22          47              30           20                  119
Depreciation and amortization                                   11          34              13           18                   76

-----------------------------------------------------------------------------------------------------------------------------------
               1996
Net sales                                                     $452        $924            $633        $  51 (c)           $2,060
Profit (loss) from operations                                  108         220              95           18 (c)              441
Equity in income of affiliated companies                                    21                           32                   53
Interest and debt expense                                                                                                     35
Other income, net                                                                                                             26
                                                                                                                          ------
Income before income taxes                                                                                                   485

Capital employed                                               137         398              268             762 (d)        1,545
Capital expenditures                                            14          48               31              27              120
Depreciation and amortization                                   13          49               20              26              108

                                                          UNITED
GEOGRAPHIC AREAS                                          STATES      EUROPE          AMERICAS    ASIA PACIFIC          TOTAL
                                                                                         (e)
-----------------------------------------------------------------------------------------------------------------------------------
               1998
Net sales                                                   $  944        $785             $258            $158           $2,145
Long-lived assets (f)                                        3,083         681              125              97            3,986

               1997
Net sales                                                      826         655              212             173            1,866
Long-lived assets (f)                                          387         309               19              16              731

               1996
Net sales                                                      929         726              223             182            2,060
Long-lived assets (f)                                          529         339               39               9              916

(a) Includes costs for purchased in-process research and development, facility closure and contract termination, employee termination benefits, write-downs of property, plant and equipment, other integration expenses, and amortization of goodwill and intangibles. (See Notes 14 and 15.)

(b) Primarily includes asset rationalizations, impairments and severance costs. (See Note 15.)

(c) Includes revenues and profits pertaining to the Composite Products business sold in June 1996.

(d) Assets and liabilities not specifically allocated to business segments, primarily goodwill, intangibles and other long-term assets net of liabilities.

(e)    Ex-U.S.A.

(f) Long-lived assets include Property, plant and equipment, Goodwill and Other intangible assets. In 1998, the goodwill and other intangible assets related to the BetzDearborn acquisition are reflected in the United States region. Once the purchase price allocation is completed, these assets will be reported in the appropriate regions.

REPORT OF INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP

To the Shareholders and the Board of Directors of Hercules Incorporated
Wilmington, Delaware

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Hercules Incorporated and subsidiary companies at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards that require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 23 to the financial statements, in 1997, the company changed its method of accounting for costs incurred in connection with its enterprise software installation.


Philadelphia, Pennsylvania
February 19, 1999